Exhibit (a)(5)

FOR IMMEDIATE RELEASE

Monster Announces Fundamental Change and

Offer to Repurchase its 3.50% Convertible Senior Notes due 2019

WESTON, Mass., November 2, 2016 — Monster Worldwide, Inc. today announced that, in connection with the completion of the acquisition of Monster (the “Acquisition”) by Randstad North America, Inc. (“Randstad”), Monster has commenced an offer to repurchase (the “Repurchase Offer”), at the option of each holder, any and all of its outstanding 3.50% Convertible Senior Notes due 2019 (the “Notes”). On November 1, 2016, pursuant to the terms and conditions of a definitive merger agreement between the companies, Randstad completed the tender offer for all of the outstanding shares of common stock of Monster, consummated the merger of Monster with a wholly-owned subsidiary of Randstad and ceased trading of Monster’s common stock on the New York Stock Exchange, each of which constituted a Fundamental Change (as defined in the indenture governing the Notes (the “Indenture”)) and a Make-Whole Fundamental Change (as defined in the Indenture), triggering Monster’s obligation to commence the Repurchase Offer and the conversion rights described below.

Pursuant to the terms of the Indenture, each holder of the Notes has the right (the “Fundamental Change Repurchase Right”), at the holder’s option, to require Monster to repurchase for cash all or part of such holder’s Notes on December 5, 2016 (the “Fundamental Change Repurchase Date”). The repurchase price (the “Fundamental Change Repurchase Price”) to be paid by Monster for Notes is $1,004.8611 per $1,000 principal amount of Notes validly tendered and not properly withdrawn, which is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date.

Holders may exercise their Fundamental Change Repurchase Right by providing notice in accordance with The Depositary Trust Company’s (“DTC”) applicable procedures (the “Fundamental Change Repurchase Notice”) to Wilmington Trust, National Association, as tender agent (the “Tender Agent”), at any time on or before 5:00 p.m., New York City time, on December 2, 2016 (the “Fundamental Change Expiration Time”) and by delivering the Notes described in the Fundamental Change Repurchase Notice to the Tender Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice.

Any holder that elects to exercise its Fundamental Change Repurchase Right may withdraw its election with respect to any Notes, in whole or in part, by delivering a written notice of withdrawal in accordance with DTC’s applicable procedures to the Tender Agent at any time prior to the Fundamental Change Expiration Time.

In addition, Monster has also announced that, pursuant to the terms of the Indenture, the Notes are convertible, at the option of the holder, at any time until 5:00 p.m., New York City time, on December 2, 2016 (the “Conversion Period”). Monster’s conversion obligation with respect to Notes that are converted prior to the end of the Conversion Period will be fixed at an amount in cash equal to the conversion rate of 187.7405 shares of Monster common stock per $1,000 principal amount of Notes, multiplied by $3.40 per share (the “Acquisition Offer Price”). As a result, holders will be entitled to receive $638.3177 in cash per $1,000 principal amount of Notes validly surrendered for conversion. The right of holders to convert their Notes is separate from the Fundamental Change Repurchase Right. If a holder delivers a Fundamental Change Repurchase Notice to the Tender Agent, such holder may not surrender such Notes for conversion unless the holder withdraws such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. The cash that holders will receive if they elect to accept the Repurchase Offer and receive the Fundamental Change Repurchase Price is substantially greater than the value of the Acquisition Offer Price holders will receive if they elect to otherwise convert their Notes.

After the Fundamental Change Repurchase Date, the Notes will only be convertible to the extent and at the times permitted under the Indenture at a conversion value fixed at the right to receive in cash the Acquisition Offer Price for each share of Monster common stock such holder of Notes would have received had such holder converted its Notes at the conversion rate in effect immediately prior to the Acquisition. The Notes are not and will not be guaranteed by Randstad Holding nv or any of its or Monster’s subsidiaries.

Holders should review the Fundamental Change Company Notice, Make-Whole Fundamental Change Company Notice, Notice of Entry into Supplemental Indenture and Offer to Repurchase, dated November 2, 2016 (the “Notice”), carefully and should consult with their own legal, financial and tax advisors. Neither Monster nor any of its affiliates, or any of its or their respective board of directors, employees, advisors or representatives or Wilmington Trust, National Association, in its capacity as trustee, tender agent, paying agent or conversion agent with respect to the Notes, is making any representation or recommendation to any holder as to whether or not to surrender or convert that holder’s Notes.

The trustee, tender agent, paying agent and conversion agent with respect to the Notes is Wilmington Trust, National Association, Global Capital Markets, 50 S. 6th Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: Monster World Wide Account Manager, (612) 217-5651 (facsimile). The information agent for the Repurchase Offer is MacKenzie Partners, Inc. (“MacKenzie”), 105 Madison Avenue, New York, New York 10016, (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885, email: tenderoffer@mackenziepartners.com. Any questions or requests for assistance in connection with the Repurchase Offer or conversion of the Notes may be directed to MacKenzie. The Notice is being sent by (or on behalf of) Monster to DTC as sole record owner of the Notes.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE REPURCHASE OFFER IS BEING MADE ONLY PURSUANT TO A TENDER OFFER STATEMENT (INCLUDING THE NOTICE AND RELATED MATERIALS) THAT MONSTER WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND THEREAFTER DISTRIBUTE TO HOLDERS. HOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE REPURCHASE OFFER. HOLDERS CAN OBTAIN THESE DOCUMENTS WHEN THEY ARE FILED AND BECOME AVAILABLE FREE OF CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING MONSTER AT (212) 351-7032.

About Monster Worldwide

Monster Worldwide, Inc. is a global leader in connecting people to jobs, wherever they are. For more than 20 years, Monster has helped people improve their lives with better jobs, and employers find the best talent. Today, the company offers services in more than 40 countries, providing some of the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities. Monster continues its pioneering work of transforming the recruiting industry with advanced technology using intelligent digital, social and mobile solutions, including our flagship website Monster.com® and a vast array of products and services. For more information visit www.monster.com/about.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release regarding future financial and operating results, future capital structure and liquidity, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of Monster include forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including Monster’s ability to successfully complete the Repurchase Offer and the other factors and financial, operational and legal risks or uncertainties described in Monster’s public filings with the SEC, including the “Risk Factors” sections of the Monster’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents filed and to be filed by Monster. Forward-looking statements speak only as of the date the statement was made.

Contacts:

For Holders:

Bob Jones

(212) 351-7032

bob.jones@monster.com

For Media:

Matt Anchin

(212) 351-7528

matt.anchin@monster.com